Exhibit 99.1

II-VI Incorporated Offers to Acquire Coherent for $260 per Share

•	Combination would establish global leader in photonic solutions, compound semiconductors, and laser technology and systems

•	II-VI proposal represents 24.0% premium over implied value of Lumentum transaction and 9.8% premium over implied value of MKS Instruments’ acquisition proposal

•	$200 million of run-rate cost synergies expected to be realized within 36 months of closing

•	Anticipated to be accretive to non-GAAP EPS in the second year following closing

PITTSBURGH, Pa., February 12, 2021 – II-VI Incorporated (Nasdaq: IIVI), a global leader in engineered materials and optoelectronic components, today announced it has made an offer to acquire Coherent, Inc. (Nasdaq: COHR), a global laser technology leader, in a cash and stock transaction. Under the terms of II-VI’s proposal made in a letter today (see below) to Coherent’s Board of Directors, Coherent’s shareholders would receive $130.00 in cash and 1.3055 II-VI common shares for each Coherent share. Based on yesterday’s closing price of II-VI shares, II-VI’s proposal is valued at $260.00 per Coherent share.

II-VI’s proposal represents a premium of 24.0% to the implied value of Coherent’s merger agreement with Lumentum, based on Lumentum’s closing share price yesterday, and a 9.8% premium to the implied value of MKS Instruments’ acquisition proposal based on MKS’ closing share price yesterday. Moreover, since II-VI has substantially less product overlap with Coherent than either Lumentum or MKS, II-VI believes there is greater certainty of closing and with less potential impact to the combined value. II-VI also expects to achieve estimated, combined run-rate synergies of $200 million annually within 36 months. II-VI anticipates the transaction to be accretive to non-GAAP EPS in the second year following closing.

“The combination of II-VI and Coherent would create a uniquely strategic global leader capable of delivering to our customers the most attractive combination of photonic solutions, compound semiconductors, as well as laser technology and systems. We believe now is the right time to embark on this combination given significant megatrends, with burgeoning applications in both industrial and semiconductor capital equipment segments, including those that enable consumer electronics and displays. Moreover, II-VI expects to accelerate our growth in aerospace & defense, life sciences, and laser additive manufacturing by utilizing our compelling integrated solutions in lasers, optics, and electronics. With expanded capabilities, we expect to collaborate even more broadly across our customer base as their design-in leader of choice. In addition, with our culture of innovation and strong track record of merger integration, we expect to deliver significant value to all stakeholders, including both companies’ shareholders, customers, employees, and business partners,” said Dr. Vincent D. Mattera, Jr., Chief Executive Officer of II-VI.

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Dr. Mattera continued, “We firmly believe our proposal is far superior to Coherent’s existing merger agreement with Lumentum and the recent acquisition proposal from MKS Instruments, as it is a more compelling strategic fit and would provide Coherent’s shareholders with meaningful upside opportunity. Moreover, we are confident that our transaction would have greater certainty of closing. In particular, we have not identified any competitive overlaps between Coherent’s and II-VI’s respective businesses in China. We believe we would have significant and diversified opportunities to accelerate our growth through complementary technology platforms, to increase our competitiveness by using scale across the value chain, to demonstrate deeper market intelligence and expertise, and to further diversify our businesses and revenue streams.”

II-VI intends to fund the transaction with cash on hand and debt financing led by J.P. Morgan Securities LLC. In addition, Bain Capital has expressed strong interest in a potential equity investment in the combined company. The execution of a definitive merger agreement between Coherent and II-VI would be subject to approval by each company’s Board of Directors and completion of the transaction would be subject to customary closing conditions, including receipt of required regulatory approvals and approval of II-VI and Coherent shareholders.

Allen & Company LLC and J.P. Morgan Securities LLC are acting as II-VI’s financial advisors, and Wachtell, Lipton, Rosen & Katz and K&L Gates are serving as legal advisors.

Letter to Coherent’s Board of Directors

February 12, 2021

Board of Directors

Coherent, Inc.

5100 Patrick Henry Dr.

Santa Clara, CA 95054

Ladies and Gentlemen:

II-VI Incorporated (“II-VI”) is pleased to submit this proposal (our “Proposal”) to acquire all of the issued and outstanding capital stock of Coherent, Inc. (“Coherent”). II-VI has closely followed the recent announcement by Coherent that it has entered into a definitive agreement pursuant to which Lumentum Holdings Inc. (“Lumentum”) will acquire Coherent (the “Current Merger Agreement”), as well as Coherent’s subsequent announcement that it has received an alternative acquisition proposal from MKS Instruments, Inc. (“MKS”).

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As you are aware, we were not afforded an opportunity to engage in further discussions with you regarding our prior proposal of December 20, 2020, but we remain keenly interested and enthusiastic about the value-creation opportunity that this transaction presents. We have spent considerable time and resources analyzing Coherent, including its operations and financial performance and, as a result of our review, we are convinced that a transaction between II-VI and Coherent on the terms outlined in this letter is clearly superior to a transaction with either Lumentum or MKS for Coherent and its stockholders.

Proposed Transaction

Our Proposal offers Coherent stockholders $260.00 per share based on current market prices, which implies a total enterprise value of $6.5 billion. This represents:

•	A 14.6% premium to Coherent’s closing share price as of February 11, 2021;

•	A 71.1% premium to Coherent’s closing share price on January 18, 2021 (the last day prior to Coherent’s announcement of its definitive agreement with Lumentum);

•

A 24.0% premium to the implied value of Lumentum’s current offer based on Lumentum’s closing share price on February 11, 2021, or $50.32 in additional value per share to Coherent’s stockholders above the proposed Lumentum transaction; and

•

A 9.8% premium to the implied value of MKS’ current offer based on MKS’ closing share price on February 11, 2021, or $23.30 in additional value per share to Coherent stockholders above the proposed MKS transaction.

In our Proposal, Coherent stockholders would receive $130.00 in cash and 1.3055 shares of II-VI common stock for each Coherent share. Our Proposal offers Coherent stockholders a substantially greater cash component than either the Lumentum or MKS proposal. In addition, we are certain that the strategic combination of our two companies, which is fully achievable from a regulatory point of view, is far more compelling than either the Lumentum agreement or the MKS proposal. We outline below the key strategic benefits of our proposal.

We believe that, with focused diligence over a 10-day period, we will be able to quickly finalize a transaction, assuming Coherent cooperates with our limited requests and provides us an opportunity to meet with senior management, and enter into a definitive agreement with you.

As a result of the transaction, Coherent stockholders would own approximately 23% of the combined company. We believe the stock component of our proposed consideration provides Coherent’s stockholders with meaningful upside opportunity through a significant ownership stake in a global leader in photonic solutions, compound semiconductors, and laser technology & systems with the requisite scale, expertise and footprint to drive accelerated innovation and significant value creation.

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In addition, we anticipate the transaction to be accretive to our non-GAAP earnings per share in the second year following closing. We expect to achieve combined run-rate synergies of $200 million annually within 36 months. II-VI has a strong track record of creating stockholder value through successfully integrating and realizing cost synergies with acquired businesses, as evidenced by our acquisition of Finisar in 2019.

Similarly, the operational focus and management strength of II-VI, when combined with the financial and strategic benefits of this Proposal, will create opportunities for growth that we believe exceed what can be achieved through either a Coherent/Lumentum combination or a Coherent/MKS combination.

For these reasons and the many others that we outline in this letter, our Proposal constitutes a “Company Superior Proposal” as defined in the Current Merger Agreement. As such, we seek to engage with you immediately to further discuss our Proposal, answer any questions you may have, conduct limited and swift due diligence and agree on the final form of the merger agreement. We have already retained all necessary financial and legal advisors to support our Proposal and we are confident we can move expeditiously to a definitive merger agreement. We look forward to the opportunity to work with you and your advisors promptly to deliver to your stockholders a transaction that is superior financially to the Lumentum agreement, provides greater certainty of closing, and can be completed promptly.

Business Rationale

We and our financial advisors would be glad to discuss the rationale for the transaction further with Coherent and its Board of Directors to ensure that you fully appreciate the benefits to your stockholders of our proposal. In brief, a combination of II-VI and Coherent would:

•

Create a global leader of greater scale to address irreversible megatrends: Together, our companies would become a global leader in photonic solutions, compound semiconductors and laser technology & systems with over $4.1 billion in annual revenue, leveraging disruptive technology platforms operating at scale to address a combined available market of approximately $25 billion.

•

Accelerate growth through complementary technology platforms: Our complementary lasers, optics and electronics technologies would enable compelling solutions to accelerate growth in aerospace & defense, life sciences, and laser additive manufacturing. In addition, a highly complementary geographic presence will allow the company to accelerate growth in key industrial markets in Asia.

•

Increase competitiveness by using our combined scale across the entire value chain: There are substantial opportunities to utilize complementary scale at all levels of the value chain and increase competitiveness in all laser technology product lines, including in materials macro- and micro-processing, display processing and instrumentation.

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•

Achieve sales synergies by utilizing global services as a distribution network: Coherent’s comprehensive services network across a global footprint would act as a distribution channel for a broad combined portfolio of components, including II-VI’s aftermarket consumables, as well as a channel for subsystems and systems service contracts in all end-markets that we serve and grow into.

•

Gain deeper market intelligence from complementary business models: By harnessing our combined expertise and strong global presence at all levels of the value chain – including engineered materials, components, systems and services – we will gain deeper insights into laser end-markets that will inform strategic roadmaps ahead of demand, influence direction, and increase brand value.

•

Accomplish sustained growth from increased diversification of combined leadership: We would have greater diversification of revenue by end market and geography, providing greater immunity from short-term cycles and enabling sustained strategic investments in new technology platforms to fuel long-term growth.

Financing

We include with our Proposal a letter from J.P. Morgan Securities LLC indicating their high degree of confidence in our ability to obtain the entire amount of the necessary financing (see Annex A). Prior to signing a definitive agreement with you, which will not have any financing contingency, we will provide you with an executed debt commitment letter.

In addition, Bain Capital has expressed strong interest in a potential equity investment in the combined company. Bain Capital is one of the largest private investment firms in the world and has spent significant time and resources developing their understanding of this industry. This work has in turn informed their confidence in the strategic and financial merits of this combination, which they believe represents a compelling investment opportunity.

Management and Employees

We have tremendous respect for Coherent’s existing management team and its many talented employees, which are a key tenet of our strategic rationale for this transaction. We would appreciate the opportunity to discuss the most appropriate post-closing management structure that will enable II-VI to benefit from the talent and expertise of the Coherent team in the integration and future growth of the combined businesses.

Our proposal includes the addition of two members of your Board to the II-VI Board upon closing the transaction.

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Approvals and Conditions

Our Board of Directors has unanimously approved this Proposal.

We recognize that certainty of closing a transaction is of paramount importance to Coherent’s Board of Directors as it evaluates our Proposal. We and our advisors have spent considerable time evaluating the required competition approvals, and we are highly confident that we will obtain these approvals on a timely basis. We would be pleased to make our counsel available to your competition counsel to further discuss these matters and to confirm whether any other approvals are required. Given our success in prior acquisitions, we are confident that the required regulatory approvals will be obtained in a prompt manner. In particular, we have not identified any competitive overlaps between Coherent’s and II-VI’s respective businesses in China, which we believe substantially increases the certainty of closing of our transaction as compared to an acquisition of Coherent by Lumentum or MKS.

Merger Agreement Terms

We have included with this letter a proposed merger agreement, which is substantially identical to the Current Merger Agreement with Lumentum. We will agree to the full antitrust covenant. In addition, we have proposed improvements for the benefit of Coherent and its stockholders. Specifically:

(1) We believe, given the sale process that has developed, a termination fee payable by Coherent is an inappropriate impediment to obtaining the highest value for your stockholders. As such, we do not seek any termination fee from Coherent in the event that it enters into a definitive agreement with II-VI which is thereafter terminated due to Coherent’s acceptance of a superior proposal.

(2) We have shortened the outside date in the agreement by 3 months, based on our confidence that regulatory approvals for our transaction will be timely received.

In sum, our proposed merger agreement reflects superior terms for your stockholders compared both to the Current Merger Agreement and the merger agreement we understand was proposed by MKS.

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Due Diligence

We have dedicated significant internal resources and retained external advisors (including Allen & Company LLC and J.P. Morgan Securities LLC as our financial advisors, and Wachtell, Lipton, Rosen & Katz and K&L Gates as our legal advisors) to enable us to complete diligence within a matter of days. We have set forth on Annex B our priority diligence items, which we expect can be satisfied on the same 10-day timeline proposed by MKS by simply providing us with access to the same information that was provided to Lumentum and MKS.

Our diligence team will consist of a small number of our most senior executives, supported by these advisors as appropriate. We would like to meet with your senior team promptly to develop further our views regarding potential synergies as well as other strategic opportunities for the combined company.

In addition, since 50% of the consideration in our Proposal consists of shares of II-VI common stock, we are ready to make available information regarding II-VI to Coherent and its advisors to conduct appropriate diligence.

Next Steps

Our Proposal clearly constitutes a “Company Superior Proposal” under the terms of the Current Merger Agreement. We are ready to engage with you immediately and are confident your stockholders will benefit from your full cooperation with us. We and our advisors are available to meet to discuss the terms of our Proposal and to move forward as soon as possible.

In view of the materiality of our Proposal to our respective stockholders, we are issuing a press release including this letter. This letter is not intended to be and is not a binding contract or an offer capable of your acceptance, but rather is a non-binding indication of our serious interest to enter into a transaction with Coherent on the terms and conditions proposed herein. Although the parties will be bound only in accordance with terms and conditions to be negotiated and contained in a definitive agreement, we are deeply committed to working with you to achieve a transaction.

* * * * *

We are pleased to provide you with this superior proposal. A combination of II-VI and Coherent is a uniquely compelling opportunity to create significant value for our respective stockholders, employees and business partners. We look forward to hearing from you soon.

Very truly yours,

Dr. Vincent D. (Chuck) Mattera, Jr.
Chief Executive Officer

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About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in communications, materials processing, aerospace & defense, semiconductor capital equipment, life sciences, consumer electronics, and automotive markets. Headquartered in Saxonburg, Pennsylvania, the Company has research and development, manufacturing, sales, service, and distribution facilities worldwide. The Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to support our customers. For more information, please visit us at www.ii-vi.com.

Forward-looking Statements

This press release contains forward-looking statements relating to future events and expectations that are based on certain assumptions and contingencies. The forward-looking statements are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.

The Company believes that all forward-looking statements made by it in this release have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020; (iii) the purchasing patterns of customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the Company’s ability to integrate recently acquired businesses and realize synergies, cost savings and opportunities for growth in connection therewith, together with the risks, costs and uncertainties associated with such acquisitions and integration efforts; (vii) the Company’s ability to devise and execute strategies to respond to market conditions; (viii) the risks of business and economic disruption related to the currently ongoing COVID-19 outbreak and any other worldwide health epidemics and outbreaks that may arise; (ix) the outcome of any discussions between the Company and Coherent (“Coherent”) with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any transaction will be materially different from those described herein; (x) the conditions to the completion of the proposed transaction,

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including the receipt of any required stockholder and regulatory approvals; (xi) the Company’s ability to finance the proposed transaction with Coherent and the substantial indebtedness the Company expects to incur in connection with the proposed transaction, and the need to generate sufficient cash flows to service and repay such debt; (xii) the possibility that the Company may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Coherent’s operations with those of the Company; and (xiii) the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the proposed transaction. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise.

No Offer or Solicitation

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that II-VI has made for a business combination transaction with Coherent. In furtherance of this proposal and subject to future developments, II-VI (and, if a negotiated transaction is agreed to, Coherent) may file one or more registration statements, proxy statements, tender offer statements or other documents with the SEC. This communication is not a substitute for any proxy statement, registration statement, tender offer statement, prospectus or other document II-VI and/or Coherent may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF II-VI AND COHERENT ARE URGED TO READ THE PROXY STATEMENT(S), REGISTRATION STATEMENT, TENDER OFFER STATEMENT, PROSPECTUS AND/OR OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to stockholders of II-VI and/or Coherent, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by II-VI through the web site maintained by the SEC at www.sec.gov, and by visiting II-VI’s investor relations site at https://ii-vi.com/investor-relations/.

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Participants in the Solicitation

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, II-VI and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about II-VI’s executive officers and directors in II-VI’s proxy statement for its 2020 annual meeting, which was filed with the SEC on September 29, 2020 and in II-VI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, which was filed with the SEC on August 26, 2020. Additional information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements, tender offer statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website www.sec.gov, and by visiting II-VI’s investor relations site at https://ii-vi.com/investor-relations/.

CONTACTS:

Investors

Mary Jane Raymond

Chief Financial Officer

investor.relations@ii-vi.com

www.ii-vi.com/contact-us

Media

Sard Verbinnen & Co

George Sard/Jared Levy/David Isaacs

II-VI-SVC@sardverb.com

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